Exhibit 16.1

BDO Dunwoody LLP
Chartered Accountants and Advisors
600 Cathedral Place
925 West Georgia Street
Vancouver BC Canada V6C 3L2
Telephone: (604)688-5421
Fax: (604)688-5132
Email: vancouver@bdo.ca
www.bdo.ca



March 9, 2009

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
USA

Dear Ladies and Gentlemen:

Re: Wired Associates Solutions, Inc.

We are the former independent auditors for Wired Associates Solutions Inc. (the "Company"). We have read the Company's disclosure in the section "Changes in Registrant's Certifying Accountant" as included in Section 4.01 of the Company's 8K dated March 6, 2009 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,


/s/ BDO Dunwoody LLP
-------------------------------
Chartered Accountants





    BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario